Exhibit D




                                 July 22, 1997




Mr.  James  R.  Elsesser
Vice  President  and  Chief  Financial  Officer
Ralston  Purina  Company
Checkerboard  Square  -  15T
St.  Louis,  MO    63164

Dear  Jim:

     This letter is being sent to you to confirm our mutual agreement with respect to the sale by Ralston Purina Company ("Ralston") of additional Stock Appreciation Income Linked Securities ("SAILS"), which may be exchangeable at maturity, at Ralston's option, for a number of shares of IBC Common Stock or cash with an equivalent value. Ralston has registered the offering of the SAILS pursuant to its Form S-3 Registration Statement No. 333-29759, filed May 29, 1997, and Interstate Bakeries Corporation ("IBC") has registered the underlying shares of IBC Common Stock for which the SAILS may be exchanged on its Form S-3 Registration Statement No. 333-27961, filed May 29, 1997.

     Ralston has informed IBC that, pursuant to Rule 462(b) under the Securities Act of 1933, as amended, it has elected to file a post-effective amendment to its registration statement in order to register additional SAILS representing 20% of the $400,000,000 maximum aggregate offering price originally registered (the "Additional SAILS"). This letter confirms that IBC consents to the registration and offering of the Additional SAILS and hereby waives its rights, under Section 4.1 of the Shareholder Agreement (the "Agreement") between Ralston, VCS Holding Company and IBC dated July 22, 1995, to acquire the shares of IBC Common Stock which will become exchangeable for the Additional SAILS, to the extent that such shares of IBC Common Stock are actually exchanged for the Additional SAILS at maturity.

     IBC also agrees to post-effectively amend, at its own expense, its registration statement, in order to register the shares of IBC Common Stock which will be exchangeable for the Additional SAILS. The offering of the SAILS, including the offering of the Additional SAILS, shall be deemed to be the exercise of the single Demand Registration under the Agreement. The side letters dated June 19, 1997 and July 3, 1997 regarding the payment of fees, costs and expenses of the SAILS shall be deemed to apply to the Additional SAILS, provided, however, that Ralston agrees to pay the SEC filing fees with respect to both the Additional SAILS and the IBC Common Stock subject to the Additional SAILS.

     If the foregoing is acceptable to you, please indicate by signing two of the originals of each of this letter where indicated and returning them to us.

                              INTERSTATE  BAKERIES  CORPORATION


                              By:    /s/  Ray  Sandy  Sutton
                                     -----------------------
                                   Ray  Sandy  Sutton
                                   Vice  President


RALSTON  PURINA  COMPANY



By:  /s/James  R.  Elsesser
   ------------------------
     James  R.  Elsesser
     Vice  President  and
     Chief  Financial  Officer


cc:          James  M.  Neville,  Esq.
     General  Counsel
     Ralston  Purina  Company
     Checkerboard  Square
     St.  Louis,  MO    63102

     Paul  E.  Yarick
     Vice  President  and  Treasurer
     Interstate  Bakeries  Corporation
     12  East  Armour  Boulevard
     Kansas  City,  MO    64111